Sales Agreement

AGREMENT dated October 1, 2004 (“Agreement”) by and between Goldtech Mining Corporation, a Nevada Corporation, which is the successor corporation to Egan Systems, Inc., a Delaware Corporation (hereinafter referred to as the “Seller”); and Daniel J. Prins of Cary, NC (hereinafter referred to as the “Purchaser”); and Envyr Corporation, a Delaware Corporation with offices at Suite 160, 4904 Waters Edge Drive, Raleigh, NC (hereinafter referred to as the “Company”).

WHEREAS, Seller does hold all of the shares of common stock of Company; and,

WHEREAS, Seller desires to divest itself of Company; and,

WHEREAS, Purchaser desires to purchase Company;

NOW THEREFORE, in consideration of the mutual benefits to be derived hereby and the representations, warranties, covenants and agreements herein contained, Purchaser, Seller, and Company agree as follows:

Article I

Sale and Transfer of Stock

1.1        Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as hereinafter defined), Seller shall sell, transfer and deliver to the Purchaser and Purchaser shall acquire from Seller all of the issued and outstanding shares of capital stock of the Company (as hereinafter defined), free and clear of all manner of liens, pledges, encumbrances, charges and claims thereon. Certificates evidencing the Stock to be delivered by Seller to Purchaser as hereinafter provided shall either be duly endorsed in blank or accompanied by appropriate stock powers endorsed in blank. Such certificates shall also be accompanied by evidence satisfactory to Purchaser of payment of any applicable transfer taxes.

1.2       Upon the sale, transfer, and delivery to Purchaser by Seller of the Stock as set forth in section 1.1, and in consideration therefore, Purchaser shall pay Seller the sum of $1 in hand.

Article II

Representations and Warranties of Seller

The Seller makes the following representations and warranties to Purchaser (and Purchaser, in executing, delivering, and consummating this Agreement, have relied upon the correctness and completeness of each such representation and warranty):

2.1       Seller owns on the date hereof, and, on the Closing date hereinafter provided, will own, free and clear of all liens, charges and encumbrances, all of the capital stock of all classes of the Company.

Sales Agreement

2.2       The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware; is duly qualified to transact business as a foreign corporation and in good standing in the states in which its activities require qualification and the failure to be so qualified would have a material and adverse effect on the business and operations of the Company; has all corporate power necessary to engage in the business in which it is presently engaged; and has an authorized capital stock of 5,000,000 shares of common stock of $.01 par value, 100 of which are validly issued and outstanding, fully paid and non-assessable.

2.3       Seller has heretofore furnished to Purchaser copies of the balance sheet of the Company as at September 30, 2004. Said balance sheet and notes thereto accurately set forth the financial condition of the Company as of said date, and were prepared in conformity with generally accepted accounting principles consistently applied and are annexed hereto as Exhibit 2.3.

2.4       The Company has good and marketable title to all of its property and assets (except property and assets disposed of since such date in the usual and ordinary course of business) subject to no mortgage, pledge, lien or other encumbrance except as disclosed in the balance sheet or in Exhibit 2.3 annexed hereto and made a part thereof.

2.5       As at September 30, 2004, the Company had no obligations, liabilities or commitments, contingent or otherwise, of a material nature which are not provided for except as set forth in such balance sheet or in Exhibit 2.3.

2.6       Since the date of the aforementioned balance sheet, there has been no change in the nature of the business of the Company nor in its financial condition or property, other than changes in the usual or ordinary course of business, none of which has been materially adverse, and the Company has incurred no obligations or liabilities nor made any commitments other than in the usual and ordinary course of business or as disclosed in Exhibit 2.3.

2.7       The Company is not a party to any employment contract with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual course of business, nor to any pension, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit 2.3 or as hereinafter provided.

2.8       The Company is not a defendant, nor a plaintiff against whom a counter-claim has been asserted, in any litigation, pending or threatened, nor has any material claim been made or asserted against the Company, nor are there any tax or other proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving the Company.

2.9       The Company is not in default under any agreement to which it is a party, nor in the payment of any of its obligations.

2.10     This Agreement and the documents delivered pursuant hereto have been duly executed and delivered by the Seller and are valid and binding upon Seller in accordance with their terms.

Sales Agreement

2.11     Neither the execution and delivery of this Agreement nor compliance by the Company with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

(a)	Violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Company;
(b)

Violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any material agreement or other document or undertaking, oral or written to which the Company is a party or by which it or any of its properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be obtained);

(c)	Result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company pursuant to the terms of any such agreement or instrument;
(d)	Violate any judgment, order, injunction, decree or award against, or binding upon the Company or upon its properties or assets; or
(e)	Violate any law or regulation of any jurisdiction relating to either the Company or any of its respective securities, assets or properties.

2.12      All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with Purchaser by Seller, without the intervention of any broker, finder, investment banker or other third party. Neither the Company nor Seller have engaged, consented to, or authorized any broker, finder, investment banker or any third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

2.13     No representation, warranty or statement by Seller in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representation, warranties or statements not materially misleading.

2.14     Assignment of Assets. The Seller has transferred certain rights and assets of the former Egan Systems, Inc. to the Company pursuant to an agreement dated January 1, 2004, which is annexed hereto as exhibit 2.14.

Article III

Representations and Warranties of Purchaser

3.1	Purchaser is a natural person who is a resident of the State of North Carolina.

3.2       The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, or award against, or binding upon Purchaser or upon his properties or assets.

Sales Agreement

3.3       This Agreement and the documents delivered pursuant hereto have been duly executed and delivered by Purchaser and are valid and binding upon each of them in accordance with their terms.

3.4       All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with Seller by Purchaser without the intervention of any broker, finder, investment banker or other third party. Neither the Company nor Seller have engaged, consented to, or authorized any broker, finder, investment banker or any third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

3.5       Neither the execution and delivery of this Agreement nor compliance by the Purchaser with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

(a)

Violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any material agreement or other document or undertaking, oral or written to which the Company is a party or by which it or any of its properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be obtained);

(b)	Violate any judgment, order, injunction, decree or award against, or binding upon the Purchaser or upon their properties or assets; or
(c)	Violate any law or regulation of any jurisdiction relating to either the Purchaser or any of their respective securities, assets or properties.

3.6       No representation, warranty or statement by Purchaser in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representation, warranties or statements not materially misleading.

Article IV

Pre-Closing Covenants

The Company and Seller, jointly and severally, hereby covenant that, from and after the date hereof and until the Closing or the earlier termination of this Agreement:

4.1       Between the date of the balance sheet referred to in section 2.3 hereof and the Closing date, the Company will not have (i) paid or declared any dividends on, or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its capital stock, or (ii) made or authorized any changes in its Certificate of Incorporation or in any amendment thereto or in its Bylaws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible or entered into any other transactions, except in the usual and ordinary course of business, or (v) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible or entered into any other

Sales Agreement

transactions, except in the usual and ordinary course of business, or (vi) made any loan or advance to any stockholder, officer or director of the Company or to any other person, firm or corporation except in the usual and ordinary course of business, or (vii) made an material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employee or agent, except as set forth in Exhibit 2.7 hereof.

4.2       The Company shall afford to the officers, attorneys, accountants and other authorized representatives of Purchaser free and full access, during regular business hours and upon reasonable notice, to the books, records, personnel and properties of the Company so that Purchaser may have full opportunity to make such review, examination and investigation as it may desire of its respective business and affairs. The Company will cause its employees, accountants, and attorneys to cooperate fully with said review, examination and investigation to make full disclosure to Purchaser of all material facts affecting its financial condition and business operation.

4.3       The Company shall conduct its business only in the ordinary and usual course and make no material change in any of its policies without the prior written consent of Purchaser, which shall not be unreasonable withheld or delayed.

4.4       The Company shall not incur any obligations or liability, absolute or contingent, other than: (i) debts, liabilities, and obligations set forth in the balance sheet annexed hereto as Exhibit 2.3; (ii) debts, liabilities and obligations under the contracts, agreements, past practices, arrangements, relationship, documents and instruments listed, described or contained in this Agreement or in the Exhibits annexed to the Agreement.

4.5       Seller will use its best efforts to preserve the Company’s business organization intact, to keep available the services of its present officers, employees and consultants (except as Purchaser may approve), and to preserve its good will.

4.6       Seller will provide Purchaser with interim income statements and other financial information as is customarily prepared for the Company up to and including the Closing date, as the Purchaser may reasonably request.

4.7       The Company and Seller will each (i) use their best efforts to assure that all of the representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time, and that no material breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing; (ii) not voluntarily take any action or do anything which will not cause a breach of or default respecting such covenants, representations or warranties; and (iii) promptly notify Purchaser of any event or fact which represents, or is likely to cause such a breach or default.

Article V

Conditions Precedent to the Obligations of Purchaser to Close

Sales Agreement

The obligation of the Purchaser to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing date, of each of the following conditions, and one or more of which may be waived by Purchaser (except when the fulfillment of such condition is a requirement of law).

5.1       All representations and warranties of the Company and Seller contained in this Agreement and in any written statement, exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing date, as if made at the Closing and as of the Closing date.

5.2        The Company and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied by each of them prior to or at the Closing.

5.3       No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of Purchaser to own the Company’s stock or to operate or control the assets, properties and business of the Company after the Closing date, or which might have a materially adverse effect thereon.

5.4       An audit of the Company, including but not limited to accounts receivable, accounts payable, inventory, expenses, payroll, taxes, and lien search shall have been performed by an accounting firm selected by the Purchaser, the results of which shall have been satisfactory to the Purchaser in their sole discretion.

5.5       There shall have been no materially adverse change at the closing date in the business, assets, and properties, financial status or prospects of the Company from the date of the balance sheet.

5.6       The Company and Seller shall have delivered all such other certificates and documents as Purchaser or their counsel may have reasonable requested.

5.7       All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved as to form and substance by Purchaser’s counsel, which approval shall not be unreasonably withheld or delayed.

Article VI

Conditions Precedent to the Obligations of Seller to Close

The obligation of the Company and Seller to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing date, of each of the following conditions, and one or more of which may be waived by the Company and Seller (except when the fulfillment of such condition is a requirement of law).

Sales Agreement

6.1       All representations and warranties of the Purchaser contained in this Agreement and in any written statement, exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing date, as if made at the Closing and as of the Closing date.

6.2        Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied by each of them prior to or at the Closing.

6.3       No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of Purchaser to own the Company’s stock or to operate or control the assets, properties and business of the Company after the Closing date, or which might have a materially adverse effect thereon.

6.4       Purchaser shall have delivered all such other certificates and documents as Seller or its counsel may have reasonable requested.

6.5       All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved as to form and substance by counsel to Seller and the Company, which approval shall not be unreasonably withheld or delayed.

Article VII

Closing

7.1       The Closing provided for herein (the “Closing”) shall take place at the offices of the Company at 11:00 AM on October 22, 2004, or at such other time and place as may be mutually agreed to by the parties hereto. Such date is referred to in this Agreement as the “Closing date”.

7.2	At the Closing, Seller will deliver or cause to be delivered to Purchaser:
(a)	Certificates representing the Stock in accordance with section 1.1 hereof; and
(b)	Such other certified resolutions, documents, exhibits and certificates as are required to be delivered by the Company and Seller pursuant to the provisions of this Agreement.

7.3	At the Closing, Purchaser will deliver or cause to be delivered to Seller:
(c) The sum of $1 in U.S. currency in accordance with section 1.2 hereof; and

(d)	Such other certified resolutions, documents, exhibits and certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.

Article VIII

Sales Agreement

Survival of Representations; Indemnification

8.1       The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a term of one (1) year with the exception of those regarding taxes which shall survive until the expiration of the respective periods within which such taxes may be assessed.

8.2       Seller agrees to save, defend and indemnify Purchaser against, and hold it harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of any transaction or event commencing or occurring on or prior to the Closing date, which is not fully disclosed or provided for in the Balance Sheet, this Agreement or the several exhibits hereto, including without limitation, any tax liabilities to the extent not so reflected or reserved against in the Balance Sheet.

8.3       Purchaser agrees to notify Seller with reasonable promptness of any claim asserted against it in respect of which Seller may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof.

8.4       The rights of Purchaser under this Article are without prejudice to any other rights or remedies that it may have by reason of this Agreement or as otherwise provided by law.

Article IX

Termination and Waiver

9.1       Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing date:

(a)	by mutual consent of Purchaser and Seller;
(b)	by Purchaser if any of the conditions set forth in Article V hereof shall not have been fulfilled on or prior to closing, or shall become incapable of fulfillment, and shall not have been waived;
(c)

by the Company and the Seller if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to Closing, or shall have become incapable of fulfillment, and shall not have been waived;

(d)

by either party if any material legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement.

In the event that this Agreement is terminated as described above, this Agreement shall be void and of no force and effect, without any liability or obligation on the part of the parties hereto.

9.2       Any condition on the performance of the Company, Seller or the Purchaser which legally may be waived on prior to the Closing date may be waived at any time by the party

Sales Agreement

entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provisi9on hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party’s obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

Article X

Miscellaneous Provisions

10.1	Each of the parties hereto shall bear its own expenses in connection herewith.

10.2     This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

10.3     Any notice or other communication required which may be given hereunder shall be in writing and either delivered personally or be mailed, certified or registered mail, postage prepaid, and shall deemed given when so delivered personally, or if mailed, two days after the date of mailing as follows:

If Purchaser, to:

Daniel J. Prins

103 Brook Hollow Ct

Cary, NC 27513

If Seller, to:

Ralph H. Jordan

c/o Goldtech Mining Corporation

4904 Waters Edge Drive, Suite 160

Raleigh, NC 27513

The parties may change the persons and addresses to which the notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

10.4     This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. No assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other party.

Sales Agreement

10.5     This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof.

10.6     All Exhibits annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any such Exhibits, documents or instruments shall be deemed to refer to and include all such Exhibits, documents and instruments. Any execution of this Agreement is subject to the receipt of current and complete exhibits.

10.7     This Agreement shall be governed by, and construed in accordance with the laws of the State of North Carolina.

10.8     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

10.9     The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

WITNESS the execution of this Agreement as of the date first above written.

SELLER

Goldtech Mining Corporation

/s/ Ralph Jordan

By: _________________________

COMPANY

Envyr Corporation

/s/ Ralph Jordan

By: _________________________

PURCHASER

Daniel J. Prins

/s/ Daniel J. Prins

_____________________________

Sales Agreement

Exhibit 2.3

Balance Sheet and Notes

As of September 30, 2004

ASSETS
Current Assets
Savings Account	$49.46
Checking Account	32,768.22
Accounts Receivable	26,502.18
Notes Receivable	155,978.67
Inventory Asset	4,559.00
Total Current Assets	219,857.53

Fixed Assets
Leasehold Improvements – Acc Amort	-3,975.05
Machinery and Equipment – Acc Dep	-22,208.76
Computer Software – Acc Dep	-173,166.75
Computer Hardware – Acc Dep	-199,678.75
Furniture and Fixtures – Acc Dep	-51,007.04
Leasehold Improvements	3,975.05
Machinery and Equipment	22,208.76
Computer Software	173,493.49
Computer Hardware	200,397.68
Furniture and Fixtures	51,007.04
Total Fixed Assets	1,045.67

TOTAL ASSETS	220,903.20

LIABILITIES & EQUITY
Liabilities
Accrued Expenses	4,193.51
Payroll Liabilities	1,192.00
Total Liabilities	5,385.51

Equity
Paid in Capital	0.00
Capital Stock	1.00
Opening Bal Equity	215,516.69
Retained Earnings	0.00
Net Income	0.00
Total Equity	215,517.69

TOTAL LIABILITIES & EQUITY	220,903.20

Sales Agreement

NOTES to Balance Sheet:

1.	Goldtech Mining Corporation (a Washington Corporation) has paid $150,000 of the $200,000 that is due, leaving a balance of $50,000.
2.	The balance due from Goldtech Mining Corporation (Washington) has not been accrued. Payments against that balance will be entered as they are received.

Sales Agreement

Exhibit 2.7

Employment Agreements

There are no employment agreements in force as of the Closing date.

There are currently four employees:

1.	Gary Gurkin

2.	Ralph H. Jordan, IV

3.	Rebecca G. Jordan

4.	Daniel J. Prins

Sales Agreement

Exhibit 2.14

Asset Assignment Agreement